Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ProFrac Holding Corp. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of ProFrac Holding Corp. on Forms S-3 (File No. 333-290704 and File No. 333-273453) and Forms S-8 (File No. 333-290012 and File No. 333-265176).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 13, 2026